SIXTH AMENDMENT TO CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of March 9, 2015, by and between PLANTRONICS, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of (i) that certain Credit Agreement between Borrower and Bank dated as of May 9, 2011 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and (ii) that certain Revolving Line of Credit Note dated January 22, 2015 in the maximum principal amount of $100,000,000.00, executed by Borrower in favor of Bank.

WHEREAS, Borrower has requested Bank to agree to certain changes in the terms and conditions set forth in the Credit Agreement, and Bank is willing to agree to amend the Credit Agreement to reflect said changes but only on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. Section 1.1 of the Credit Agreement is hereby amended by deleting in its entirety the definition of the term “Commitment” set forth therein, and substituting the following therefor:

“Commitment” means, at any time any determination thereof is to be made, Bank’s obligation to make advances to Borrower under the Line of Credit; all in an aggregate principal amount at any one time outstanding not to exceed Two Hundred Million Dollars ($200,000,000.00).

2. Section 2.1(a) of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including May 9, 2018, in an aggregate outstanding amount not to exceed at any time the Commitment (the “Line of Credit”), the proceeds of which shall be used to finance stock repurchases (including through open market purchases, privately negotiated purchases, accelerated stock repurchase contracts, forward purchase contracts or similar derivative instruments, dutch auction tender offers or through a combination of any of the above) and for general corporate purposes. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of March 9, 2015 (as amended, amended and restated, modified or otherwise supplemented from time to time, the “Line of Credit Note”), all terms of which are incorporated herein by this reference.

3. Section 2.2(c) of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

(c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one-fifth percent (0.20%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears (i) on July 1, 2011 for the period from the Closing Date to and including June 30, 2011 and (ii) on October 1, 2011 and each January 1, April 1, July 1 and October 1 occurring thereafter, in each case, for the quarterly period ending on the day immediately preceding such date.

4. This Amendment shall constitute Borrower’s election under Section 2.5 of the Credit Agreement to increase the Line of Credit Commitment, and Borrower represents and warrants to Bank that all conditions to such increase set forth in Section 2.5 of the Credit Agreement have as of the date hereof been satisfied. Section 2.5 of the Credit Agreement is deleted in its entirety, without substitution, upon the effectiveness of this Amendment.

5. The obligation of Bank to amend the terms and conditions of the Credit Agreement as provided herein, is subject to the fulfillment to Bank’s satisfaction of all of the following conditions by no later than March 10, 2015:

(a) Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Amendment.

(ii)	The Amended and Restated Line of Credit Note.

(iii)	Guarantor’s Consent and Reaffirmation attached hereto.

(iv)	Corporate Resolution: Borrowing.

(v)	Corporate Resolution: Continuing Guaranty.

(vi)	Such other documents as Bank may require under any other section of this Amendment.

(b) In addition to Borrower’s obligations under the Credit Agreement and the other Loan Documents, Borrower shall have paid to Bank the full amount of all costs and expenses, including reasonable attorneys’ fees (including the allocated costs of Bank’s in-house counsel) expended or incurred by Bank in connection with the negotiation and preparation of this Amendment, for which Bank has made demand.

(c) The representations and warranties contained in the Credit Agreement and in each of the other Loan Documents shall be true on and as of the date of the signing of this Amendment, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct as of such earlier date, and except that the representations and warranties contained in Section 3.5 of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Section 5.3 of the Credit Agreement.

(d) No Default shall exist as of the date of this Amendment or immediately before or immediately after giving effect to the increase in the Commitment set forth in Section 1 hereof.

6. Upon the effectiveness of this Amendment in accordance with Section 5 hereof, the Availability Increase Effective Date with respect to the increase in the Commitment set forth in Section 1 hereof shall be March 10, 2015. Bank and Borrower agree that, with respect to the increase in the Commitment effected hereby, delivery of this Amendment shall satisfy the requirements of Section 2.5(b)(iv) of the Credit Agreement.

7. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document. This Amendment is a Loan Document.

8. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Default.

9. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PLANTRONICS, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Pamela Strayer	By:	/s/ Lynette C. Fletcher
	Pamela Strayer Senior Vice President & Chief Financial Officer		Lynette C. Fletcher Senior Vice President